UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934.

Date of Report: September 20, 2005
(Date of earliest event reported)

Eden Bioscience Corporation
(Exact name of registrant as specified in its charter)

WA	0-31499	91-1649604
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

11816 North Creek Parkway N.	98011-8201
(Address of principal executive offices)	(Zip Code)

425-806-7300
(Registrant's telephone number, including area code)

3830 Monte Villa Parkway, Suite 100, Bothell, WA 98021-7266
(Former Name or Former Address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry Into A Material Definitive Agreement

The Board of Directors of Eden Bioscience Corporation has elected Roger Ivesdal to the Board of Directors to serve as a Class I Director, effective September 20, 2005. Although we do not have a standard arrangement pursuant to which directors receive equity compensation for their service as directors, the Board of Directors granted Mr. Ivesdal an option to purchase 30,000 shares of our common stock at an exercise price of $0.90 per share, which will vest annually in equal installments on the first, second and third anniversaries of the date of grant. The option was granted under our 2000 Stock Incentive Plan and will expire in September 2015.

Item 5.02 – Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

See above under Item 1.01 regarding the election of Roger Ivesdal to our Board of Directors, effective September 20, 2005. In accordance with the Bylaws of Eden Bioscience, Mr. Ivesdal's term will expire at our 2006 annual meeting of shareholders. Mr. Ivesdal was born and raised on a farm in North Dakota and has spent 33 years in various sales, marketing, and management roles in the agricultural chemicals industry. Mr. Ivesdal started his career in 1970 as a sales representative for Helena Chemical Company in DesMoines, Iowa and became sales manager for Helena Proprietary Products in 1974. In 1977, Mr. Ivesdal became a sales representative for Ostlund Chemical in Fargo, ND. In 1982, he became sales manager and in 1988 he became General Manger of Ostlund. In 1998, Mr. Ivesdal was named Executive Vice President for the Western Region for United Agri Products, an operating company of ConAgra, and was responsible for managing four operating companies in the western US. In 2003, Mr. Ivesdal retired from UAP and now lives in Dent, MN. Mr. Ivesdal received a BS degree in agronomy from North Dakota State University in Fargo.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	September 22, 2005	EDEN BIOSCIENCE CORPORATION

		By:	/s/ Bradley S. Powell

Bradley S. Powell
Chief Financial Officer